EXHIBIT 3.1

                              AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                                 IA GLOBAL, INC.

         The undersigned, Mark Scott, Chief Operating and Financial Officer, hereby certifies that:

    1. He is the duly elected and acting Chief Operating and Financial Officer of IA Global, Inc., a Delaware corporation (the "Corporation").

    2. The Corporation was originally incorporated under the name foreignTV.com, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on November 12, 1998, and was subsequently amended on December 28, 1999, December 28, 2001, January 3, 2003, June 17, 2004, June 7, 2005, and February 2,
         2007 ("Existing Certificate").

    3. At a meeting of the Board of Directors of the Corporation on June 22, 2007, at which a quorum was present and voting, pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, the directors voted unanimously to amend and restate the Corporation's Certificate of Incorporation, subject to approval of the amendment and restatement by the stockholders of the Corporation.

    4. The proposed amendment and restatement was approved by the stockholders of the Corporation on June 29, 2007, at the annual meeting of the Corporation conducted in accordance with Sections 212, 242 and 245 of the General Corporation Law of the State of Delaware.

    5. The Existing Certificate is hereby amended and restated to read in full as follows:

                                    ARTICLE I

         The name of the company is "IA Global, Inc." (the "Corporation").

                                   ARTICLE II

         The address, including street number and zip code, of the initial registered office of the Corporation and the name of its initial registered agent at such address is:

         Corporation Service Company
         2711 Centerville Road, Suite 400
         New Castle County
         Wilmington, Delaware 19808

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                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

                                   ARTICLE IV

         4.1 Authorized Shares.

         The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 300,005,000 of which 300,000,000 of such shares shall be Common Stock , all of one class, having a par value of $0.01 per share ("Common Stock"), and 5,000 of such shares shall be Preferred Stock, having a par value of $0.01 per share ("Preferred Stock").

         4.2 Common Stock.

                  4.2.1 Relative Rights

                  The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

                  4.2.2 Dividends

                  Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

                  4.2.3 Dissolution, Liquidation, Winding Up

                  In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

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                  4.2.4 Voting Rights

                  Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

         4.3 Preferred Stock.

         The Board of Directors (the "Board") is authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

                                    ARTICLE V

         The Corporation shall have a perpetual existence.

                                   ARTICLE VI

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation:

         6.1 Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

         6.2 Number Of Directors. The number of directors that constitute the whole Board shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

         6.3 Removal Of Directors. The stockholders may remove one or more Directors with or without cause, but only at a special meeting called for the purpose of removing the Director or Directors, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the Director or Directors.

         6.4 Vacancies On Board. If a vacancy occurs on the Board, including a vacancy resulting from an increase in the number of Directors, the Board may fill the vacancy, or, if the Directors in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the Directors in office. The stockholders may fill a vacancy only if there are no Directors in office.

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         6.5 Amending Bylaws. The Board shall have the power to adopt, amend or repeal the Bylaws of this Corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to amend or repeal the Bylaws of this Corporation and to adopt new Bylaws.

         6.6 Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VII

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provision of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE VIII

         This Corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by the DGCL, and the rights of the stockholders of this Corporation are granted subject to this reservation.

                                   ARTICLE IX

         9.1 Stockholder Actions. Whenever stockholders are required or permitted to take any action at a meeting or by vote, such action may be taken without a meeting, without prior notice and without a vote, by consent in writing setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

         9.2 Number Of Votes Necessary To Approve Actions. Whenever the DGCL permits a corporation's certificate of incorporation to specify that a lesser number of shares than would otherwise be required shall suffice to approve an action by stockholders, this Certificate of

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Incorporation hereby specify that the number of shares required to approve such an action shall be such lesser number.

         9.3 Special Meetings Of Stockholders. So long as this Corporation is a public company, special meetings of the stockholders of the Corporation for any purpose may be called at any time by the Board or, if the Directors in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of all the Directors in office, but such special meetings may not be called by any other person or persons.

         9.4 Place For Stockholder Meetings. Meetings of the Stockholders may be held anywhere within or without the State of Delaware.

         9.5 Quorum For Meetings Of Stockholders. Except with respect to any greater requirement contained in these Certificate of Incorporation or the DGCL, one-third of the votes entitled to be cast on a matter by the holders of shares that, pursuant to the Certificate of Incorporation or the DGCL, are entitled to vote and be counted collectively upon such matter, represented in person or by proxy, shall constitute a quorum of such shares at a meeting of stockholders.

                                    ARTICLE X

         10.1 Indemnification. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this
Article X to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended from time to time.

         10.2 Authorization. The Board may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

         10.3 Effect Of Amendment. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                            [Signature page follows]

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         IN WITNESS WHEREOF, the undersigned has executed this Amended and
Restated Certificate of Incorporation this 10th day of July, 2007.


                               /s/ Mark Scott
                               --------------
                               Mark Scott, Chief Operating and Financial Officer

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